EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated March 19, 2018 relating to the consolidated financial statements of Apellis Pharmaceuticals, Inc. included in the Registration Statement (Form S-1 File No. 333-224303) and related Prospectus of Apellis Pharmaceuticals, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Louisville, KY
April 18, 2018